UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 17, 2015

NBTY, Inc.

(Exact name of registrant as specified in charter)

333-172973

(Commission File Number)

DELAWARE	11-2228617
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of principal executive offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Agreement.

On August 12, 2015, NBTY (2015) Limited, a private limited company incorporated in England and Wales and an indirect subsidiary of NBTY, Inc. (“NBTY (2015)”), and Holland & Barrett Group Limited, a company incorporated in England and Wales and an indirect subsidiary of NBTY, Inc. (“H&B”), on the one hand, and the shareholders and holders of options in respect of shares (the “sellers”) of Dr. Organic Limited, a company incorporated in England and Wales, on the other hand, entered into an agreement for the sale and purchase of the entire issued share capital of Dr. Organic Limited (the “Share Purchase Agreement”) pursuant to which NBTY (2015) agreed to acquire all of the ordinary shares in Dr. Organic Limited, a manufacturer, marketer and distributor of a broad line of naturally-inspired personal care products.

The purchase price for the ordinary shares of Dr. Organic Limited is approximately £55 million, payable in (i) cash of £33 million (the “cash consideration”), (ii) loan notes in an aggregate principal amount of approximately £20 million (the “completion loan notes”) to be issued by NBTY (2015) to the sellers, (iii) 399,000 class B ordinary shares, par value £0.01 (the “rollover shares”),  to be issued by NBTY (2015) to the sellers and (iv) 100,000 class C ordinary shares, par value £0.01, to be issued by NBTY (2015) to certain of the sellers at a premium of £0.04 each (which will be redeemed by NBTY (2015) for £0.05 each 18 months after issuance), each payable or issued on the closing date of the acquisition.  The completion loan notes will bear interest at a rate per annum equal to the Bank of England base rate, have a final redemption date 18 months after issuance but will be redeemable at the election of the sellers after six months from the date of issuance, and will be guaranteed on an unsecured basis by H&B.   The rollover shares will entitle the sellers to a put right that requires NBTY International Limited, a private limited company incorporated in England and Wales and the direct parent of NBTY (2015) (“NBTY International”), to repurchase the rollover shares for an amount based on a multiple of earnings of Dr. Organic Limited and its subsidiaries for the 2018 fiscal year (the “repurchase amount”), payable in cash or, at the sellers’ election, by the issuance of loan notes by NBTY International or one of its affiliates.  Any such loan notes will bear interest at a rate per annum equal to the Bank of England base rate, have a final redemption date 18 months after issuance but will be redeemable at the election of the sellers after six months from the date of issuance, and will be guaranteed on an unsecured basis by H&B. To the extent the sellers do not exercise their put right, NBTY International will have the right to call the rollover shares at the repurchase amount.   The repurchase amount will be guaranteed on an unsecured basis by H&B.

The Share Purchase Agreement contains representations, warranties and covenants by each party that are customary for transactions of this type and that are subject, in some cases, to specified exceptions and qualifications contained in the Share Purchase Agreement.

The completion of the transaction is subject to certain closing conditions, including regulatory clearance in the United Kingdom.  The sellers have submitted a tax clearance application in the United Kingdom related to the transactions contemplated under the Share Purchase Agreement. To the extent the sellers do not obtain such tax clearance, the sellers may elect for the parties to enter into an amended and restated agreement for the sale and purchase of the entire issued share capital of Dr. Organic Limited (the “Amended and Restated Share Repurchase Agreement”).  The Amended and Restated Share Repurchase Agreement will have substantially the same terms as the Share Repurchase Agreement except that the initial purchase price for the ordinary shares of Dr. Organic Limited will consist of the payment of the cash consideration, the issuance of completion loan notes,  a 10% equity interest in NBTY (2015) (by way of the issuance of redeemable shares which will be redeemed at par value by NBTY (2015) 18 months after issuance) and future earn-out payments based on a multiple of earnings by Dr. Organic Limited and its subsidiaries for the 2018 fiscal year (the “earn-out amount”).  To the extent any earn-out payment is payable to the sellers, NBTY (2015) will issue loan notes in an aggregate amount equal to the earn-out amount (the “earn-out loan notes”) to the sellers.  The earn-out loan notes will bear interest at a rate per annum equal to the Bank of England base rate, have a final redemption date 18 months after issuance but will be redeemable at the election of the sellers after six months from the date of issuance, and will be guaranteed on an unsecured basis by H&B.  The closing of the acquisition is expected to occur during the second half of calendar 2015.

Certain of the sellers have agreed, following the closing of the acquisition, to indemnify NBTY (2015) for losses arising from certain breaches of the Share Purchase Agreement and for certain other liabilities, subject to certain limitations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 17, 2015

NBTY, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel